Exhibit 5.1

March 6, 2020

CTI BioPharma Corp.
3101 Western Avenue, Suite 800
Seattle, Washington 98191

Re:	CTI BioPharma Corp.
Registration Statement on Form S‑3 (File No. 333-221382)
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-3, File No. 333-221382, as amended (the “Registration Statement”), of CTI BioPharma Corp., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 60,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and up to 4,500 shares of the Company’s series X convertible preferred stock, par value $0.001 per share (the “Series X Preferred” and together with the Common Stock, the “Securities”), convertible into 45,000,000 shares of Common Stock (the “Conversion Shares”), pursuant to the non-transferable subscription rights granted by the Company to certain of its stockholders to purchase shares of Common Stock and/or Series X Preferred.
In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Common Stock certificates and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.
Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Securities, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable and the Conversion Shares, when issued upon conversion of the Series X Preferred in accordance with the terms of the Certificate of Designation of Preferences, Rights and Limitations of Series X Convertible Preferred Stock, will be validly issued, fully paid and non-assessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.
Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP